Exhibit (g)(3), (h)(3)
December 22, 2009
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
Re: Custodian Services Agreement (the “Custody Agreement”) and Administration Agreement (the “Administration Agreement”), each as of January 1, 2007 between Consulting Group Capital Markets Funds (the “Trust”) and Brown Brothers Harriman & Co. (“BBH”)
Ladies and Gentlemen:
The Trust has determined to renew the Custody Agreement and the Administration Agreement each with BBH upon the same terms and conditions as currently in place for an additional one (1) year term to begin with the commencement of calendar year 2010. As such, the purpose of this letter is to amend the Administration Agreement and the Custody Agreement as set forth below.
Administration Agreement
The first paragraph of Section 6 of the Administration Agreement, Term of Agreement, is hereby restated as set forth below:
“This Agreement shall continue until the third anniversary of the Effective Date and shall continue for successive one (1) year terms thereafter unless terminated pursuant to this Section 6, provided that:”
Custody Agreement
Paragraph 9(a) of Section 9 of the Custody Agreement, DURATION AND TERMINATION, is hereby restated as set forth below:
“This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the “Initial Term”) and shall automatically renew for successive one (1) year terms following the Initial Term unless terminated by either party pursuant to at least ninety (90) days written notice of termination to the other party.”
As amended hereby, all terms and provisions of the Agreements are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof. Terms not otherwise defined herein shall have the definitions set forth in the Agreements.

This Amendment and the Agreements, as previously amended, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.
The Trust

By:	/s/ DOMINIC MAURILLO
Name:	Dominic Maurillo
Title:	COO – CGCM Funds
Date: 12/23/09
Acknowledged and Agreed:
BROWN BROTHERS HARRIMAN & CO.

By:	/s/ JAMES R. KENT
Name:	James R. Kent
Title:	Managing Director
Date: 12/29/09